Exhibit 10.1
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (“Agreement”) is made and entered into on August 22, 2005 by and between Connetics Corporation (“Connetics” or the “Company”) and G. Kirk Raab (“Consultant”). Connetics and Consultant are each referred to in this Agreement as a “Party” and collectively as the “Parties.”
BACKGROUND
     A. The Company desires to continue to engage Consultant as a consultant and a member of the Board of Directors of the Company, and, through December 31, 2005, as the Chairman of the Board, and Consultant desires to be so engaged by Connetics in such positions, on the terms and conditions set forth in this Agreement.
     B. Connetics and Consultant have entered into that certain consulting agreement dated October 1, 1995 (the “Former Consulting Agreement”) and that certain Change of Control Agreement effective as of January 1, 2002 (the “Former Change of Control Agreement”).
     C. Connetics and Consultant desire to terminate the Former Consulting Agreement and Former Change of Control Agreement effective as of the date of this Agreement and to enter into this Agreement in lieu of those agreements.
     NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements contained in this Agreement, intending to be legally bound, the Parties agree as follows:
AGREEMENT
     1. Term. This Agreement is for the period commencing on the date of this Agreement and terminating on December 31, 2007, or upon the date of termination of engagement pursuant to Section 6 of this Agreement (the “Term”). Commencing on January 1, 2008, Consultant’s engagement shall continue month-to-month (and his service on the Board shall continue at the discretion of the stockholders), provided that all other provisions of this Agreement shall continue to apply to Consultant’s engagement.
     2. Consulting Fees. During the Term, Consultant’s annual fee shall be $300,000 (the “Consulting Fee”), payable in two equal payments of $12,500 per month. The Consulting Fee shall be in addition to any fees payable to Consultant for service on the Board of Directors. The Board or a designated committee of the Board will review the Consulting Fee and adjust it as the Board deems appropriate at the end of each calendar year.
     3. Stock Options. Consultant’s current Company stock options shall be governed by the terms and conditions of the applicable Company stock option plans and/or stock option agreements. Consultant may be granted additional options to purchase Company common stock, on such terms and conditions as the Compensation Committee of the Board of Directors (or any other entity with authority to make such determination) may determine.
     4. Expenses. During the Term, the Company will reimburse Consultant for all reasonable travel and necessary business expenses he incurs in connection with his services,

upon timely submission by the Consultant of an invoice and receipts or other documentation in accordance with the Company’s normal reimbursement procedures. The Company will provide Consultant with reimbursements within thirty (30) days of receipt of the invoice. Consultant agrees to obtain the Company’s prior approval for any significant expenses.
     5. Independent Contractor Status. The Company and Consultant each acknowledge and agree that Consultant shall serve as an independent contractor and not as an employee of the Company. The Company and Consultant hereby covenant with one another to treat the engagement of Consultant as that of an independent contractor, and not an employee, for all purposes including employee benefits, unemployment insurance, workers’ compensation insurance and federal, state, local and payroll taxes. Consultant understands and agrees that he is responsible for paying all federal, state, and local income or business taxes, including estimated taxes, self-employment and any other taxes, fees, additions to tax, interest or penalties which may be assessed, imposed, or incurred as a result of the Consulting Fee or any other payments paid by the Company pursuant to this Agreement.
     6. Termination of Consulting Relationship.
          (a) Notwithstanding any provision of this Agreement to the contrary, Consultant’s engagement under this Agreement shall terminate on the first to occur of the following dates:
          (i) the date of Consultant’s death;
          (ii) the date on which Connetics gives Consultant notice of termination on account of Disability (as defined below);
          (iii) the date on which Connetics gives Consultant notice of termination for Cause (as defined below);
          (iv) the date on which Connetics gives Consultant notice of termination for any reason other than the reasons set forth in (i) through (iii) above; or
          (v) the date on which Consultant gives Connetics notice of his resignation with or without Good Reason (as defined below).
          (b) For purposes of this Agreement, “Disability” means an illness, injury or other incapacitating condition as a result of which Consultant is unable to perform, with reasonable accommodation, the services required to be performed under this Agreement for 90 consecutive days during any 12-month period. In such event, Connetics, in its sole discretion, may terminate this Agreement by giving notice to Consultant of termination for Disability. Consultant agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to reasonable requests made by Connetics from time to time. Any determination as to whether a Disability exists shall be made by a physician selected by Connetics.
          (c) For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following events, as the Board reasonably determines:

          (i) an act of dishonesty by Consultant taken in connection with his responsibilities as a consultant which is intended to result in his own personal enrichment;
          (ii) the indictment or conviction of, guilty plea to, or entry of a nolo contendere plea to, a felony by or on behalf of Consultant that the Board believes has had or will have a material detrimental effect on Connetics’ reputation or business;
          (iii) Consultant’s willful act or willful failure to act that constitutes misconduct and is injurious to Connetics;
          (iv) Consultant’s material breach of any agreement with Connetics; or
          (v) continued willful violations by Consultant of his obligations to Connetics or responsibilities or duties as a consultant after Connetics has delivered to Consultant a written demand for performance, which describes the basis for the Company’s belief that Consultant has not substantially performed his duties as a consultant.
          (d) For purposes of this Agreement, “Good Reason” shall be deemed to exist if, without the Consultant’s express, written consent:
          (i) Connetics materially reduces Consultant’s duties, position or responsibilities relative to Consultant’s duties, position or responsibilities in effect immediately prior to such reduction, or removes Consultant from such position, duties and responsibilities unless Consultant is provided with comparable duties, position and responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity shall not constitute Good Reason;
          (ii) Connetics significantly reduces, without good business reasons, the facilities and perquisites (including office space and location) available to Consultant immediately before such reduction;
          (iii) Connetics materially reduces Consultant’s Consulting Fee as in effect immediately prior to such reduction; or
          (iv) any successor of Connetics fails to assume this Agreement.
     7. Compensation in Event of Termination Other Than Upon a Change in Control. Except as provided in Sections 8 and 9, upon termination of the Term for any reason, this Agreement shall terminate and Connetics shall have no further obligation to Consultant except to pay the amounts set forth in this Section 7.
          (a) Termination for Cause. Subject to the restrictions set forth in Section 10, if Consultant’s engagement is terminated pursuant to Section 6(a)(iii) during or after the Term, Consultant shall be entitled to payment of any earned but unpaid Consulting Fee and unpaid reimbursements, in accordance with Sections 2 and 4, through the date of termination.

Following any such termination, Consultant shall not be entitled to receive any other payment provided for under this Agreement with respect to any period after such termination.
          (b) Termination, Death or Disability Before January 1, 2008. Subject to the restrictions set forth in Section 10, if Consultant’s engagement is terminated pursuant to Section 6(a) for any reason other than Cause during or at the expiration of the Term, Consultant or his estate, conservator or designated beneficiary, as the case may be, shall be entitled to receive, as Consultant’s or his estate’s sole and exclusive remedy, (x) payment of any earned but unpaid Consulting Fee through the date of termination, and (y) a lump sum payment equal to 24 months of the Consulting Fee, and (z) all stock options granted by Connetics to Consultant shall become fully vested and immediately exercisable, provided that Consultant or his conservator or designated beneficiary, as the case may be, executes a valid release of any and all claims that Consultant or his estate may have against Connetics and its agents, including but not limited to its officers, directors and employees, in a form provided by Connetics. To the extent necessary to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the payments described in this Agreement shall be made no sooner than six months following the termination of the Term.
          (c) Termination, Resignation, Death or Disability On or After January 1, 2008. Subject to the restrictions set forth in Section 10, if Consultant’s engagement is terminated pursuant to Section 6(a) for any reason other than Cause after expiration of the Term, or if Consultant resigns after that date, Consultant or his estate, conservator or designated beneficiary, as the case may be, shall be entitled to receive, as Consultant’s or his estate’s sole and exclusive remedy, (x) payment of any earned but unpaid Consulting Fee through the date of termination, (y) a lump sum payment equal to 24 months of the Consulting Fee, and (z) all stock options granted by Connetics to Consultant shall become fully vested and immediately exercisable, provided that Consultant or his conservator or designated beneficiary, as the case may be, executes a valid release of any and all claims that Consultant or his estate may have against Connetics and its agents, including but not limited to its officers, directors and employees, in a form provided by Connetics. To the extent necessary to comply with section 409A of the Code, the payments described in this Agreement shall be made no sooner than six months following the termination of the Term.
     8. Termination after a Change in Control; Other Change in Control Provisions.
          (a) If a Change in Control (as defined below) occurs during the Term and Consultant’s service with the Company is terminated pursuant to Section 6(a) for any reason other than Cause within 24 months following a Change in Control, whether or not such termination occurs during the Term, then Consultant or his estate, conservator, or designated beneficiary, as the case may be, shall be entitled to the following payments and arrangements, in lieu of any payments and arrangements provided in Section 7 above:
          (i) 2.99 times Consultant’s annual Consulting Fee in effect as of the date of Consultant’s termination of service with the Company (the “Termination Date”), payable in a lump sum within 30 days following the Termination Date; provided, however, that such payment shall be made six months following the Termination Date to the extent necessary to comply with section 409A of the Code;

          (ii) reimbursement for all costs reasonably incurred by Consultant up to and including the Termination Date, in accordance with Section 4; and
          (iii) administrative support for a period of six months following the Termination Date.
          (b) If a Change in Control occurs during the Term, then all stock options granted by the Company to Consultant prior to the Change in Control shall become fully vested and immediately exercisable as of the date of the Change in Control to the extent such stock options are outstanding as of such date.
          (c) For purposes of this Agreement, a “Change in Control” shall mean the first to occur of the following:
          (i) any Person (as defined below) is or becomes the Beneficial Owner (as defined below), directly or indirectly, of Connetics securities (not including in the securities beneficially owned by such Person any securities acquired directly from Connetics or its affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities; or
          (ii) there is consummated a merger or consolidation of Connetics or any direct or indirect subsidiary of Connetics with any other corporation, other than (A) a merger or consolidation that would result in the voting securities of Connetics outstanding immediately prior to such merger or consolidation (1) continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of Connetics, at least 50% of the combined voting power of the securities of Connetics or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (2) continuing to be held by holders thereof immediately prior to such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of Connetics (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Connetics representing 25% or more of the combined voting power of Connetics’ then outstanding securities;
          (iii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date of this Agreement, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date of this Agreement or whose appointment, election or nomination for election was previously so approved or recommended; or

          (iv) there is consummated an agreement for the sale or disposition by Connetics of all or substantially all of the Company’s assets, other than a sale or disposition by Connetics of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which is owned by substantially all of Connetics’ stockholders immediately prior to such sale in substantially the same proportions as their ownership of Connetics immediately prior to such sale.
          (v) For purposes of this Section 8 (c), “Person” shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (A) the Company or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by substantially all of the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company and “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.
     9. Change in Control Adjustment for Excise Tax.
          (a) For the purposes of this Agreement, that the term “Total Payments” shall mean any payment or benefit received or to be received by Consultant, including any payment or benefit received or to be received in connection with a Change in Control or the termination of Consultant’s service with the Company, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement “Notwithstanding any other provisions of this Agreement if the Total Payments” would be subject (in whole or part), to an excise tax (the “Excise Tax”) pursuant to section 4999 of the Code, then, after taking into account any reduction in the Total Payments provided by reason of section 280G of the Code in such other plan, arrangement or agreement, the cash payments and benefits under this Agreement shall first be reduced, and the noncash payments and benefits under this Agreement shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax. Notwithstanding the foregoing, the cash and noncash payments under this Agreement shall only be reduced if:
          (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to
          (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Consultant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments);
provided, however, that the Consultant may elect to have the noncash payments under this Agreement reduced (or eliminated) before any reduction of the cash payments under this Agreement.

          (b) For purposes of determining whether the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax:
          (i) no portion of the Total Payments the receipt or enjoyment of which Consultant shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of section 280G(b) of the Code shall be taken into account,
          (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to Consultant and selected by the accounting firm (the “Auditor”) which was, immediately prior to the Change in Control, the Company’s independent auditor, does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code (including by reason of section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in section 280G(b)(3) of the Code) allocable to such reasonable compensation, and
          (iii) the Auditor shall determine the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments in accordance with the principles of sections 280G(d)(3) and (4) of the Code.
For purposes of this Section 9, (x) Consultant shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the applicable Total Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Consultant’s residence in the calendar year in which the applicable Total Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (y) except to the extent that Consultant otherwise notifies the Company, the Consultant shall be deemed to be subject to the loss of itemized deductions and personal exemptions to the maximum extent provided by the Code for each dollar of incremental income.
          (c) At the time that payments are made under this Agreement, Connetics shall provide Consultant with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice Connetics has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). If Consultant objects to the Company’s calculations, Connetics shall pay to the Consultant such portion of the payments and benefits under this Agreement (up to 100% thereof) as the Consultant determines is necessary to result in the proper application of subsection (b)(iii) of this Section 9.
     10. Covenant Not to Compete. Consultant agrees that during the term of this Agreement and for a period of two years after its termination, he will not serve on the Board of Directors or any advisory board of, or perform services on behalf of, any company or business involved in the development, production, manufacture, sale, distribution or marketing of dermatology products similar to or competing with Connetics’ then-marketed products or products under development. Consultant acknowledges that the breach of this Section 10 would cause substantial and irreparable harm to Connetics that cannot be remedied by the payment of damages alone. Accordingly, the Parties agree that (a) if Consultant is terminated or resigns pursuant to Section 6, and then breaches this covenant, he will forfeit the payments due under Section 7, and (b) Connetics would be entitled to seek and obtain preliminary and permanent injunctive relief and other equitable relief for any breach of this covenant,
     11. Binding Agreement. This Agreement is a personal contract and Consultant may not sell, transfer, assign, pledge, encumber or hypothecate his rights and interest under this Agreement.
     12. Confidentiality; Proprietary Information; Return of Company Property. Consultant hereby agrees to keep in confidence and not disclose or make available to third parties or make any use of any information or documents relating to his services for Connetics or to the products, methods of manufacture, trade secrets, processes, business or affairs or confidentiality or proprietary information of Connetics (other than information in the public domain through no fault of Consultant), except with Connetics’ prior written consent or to the extent necessary in performing services for the Company. Upon termination of Consultant’s service to the Company, he hereby agrees to return to Connetics all Company documents and other materials relating to the services provided under this Agreement or furnished to Consultant by Connetics. Consultant’s obligations under this provision shall terminate three years after termination of his service to the Company.
     13. Entire Agreement. This Agreement and any outstanding stock option agreements and restricted stock purchase agreements contain all the understandings between the Parties pertaining to the matters referred to in this Agreement, and supersedes the Former Consulting Agreement, the Former Change of Control Agreement and all undertakings and other agreements, whether oral or in writing, previously entered into by them with respect to the matters referred to in this Agreement. Consultant represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth in this Agreement made by Connetics with regard to the subject matter of this Agreement or otherwise.
     14. Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by Consultant and by a duly authorized officer of Connetics. The failure of either Party to enforce any of the terms, provisions or covenants of this Agreement shall not be construed as a waiver of the same or of the right of such Party to enforce the same. Waiver by either Party of any breach or default by the other Party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.
     15. Notices. Any notice to be given under this Agreement shall be in writing and shall be deemed given when delivered personally, sent by courier or fax or registered or certified mail, postage prepaid, return receipt requested, addressed to the Party concerned at the address indicated below or to such other address as such Party may subsequently give notice of in writing pursuant to this Section 15:

To Consultant at:
G. Kirk Raab
518 Cresta Vista Lane
Portola Valley, CA 94028

To Connetics at:
Connetics Corporation
3160 Porter Drive
Palo Alto, CA 94304 63
Attention: General Counsel
Any notice delivered personally or by courier under this Section 15 shall be deemed given on the date delivered and any notice sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date telecopied or mailed.
     16. Each Party the Drafter. This Agreement and the provisions contained in it shall not be construed or interpreted for or against any Party because that Party drafted or caused that Party’s legal representative to draft any of its provisions.
     17. Successors.
          (a) In addition to any obligations imposed by law upon any successor to Connetics, Connetics will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Connetics to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Connetics would be required to perform it if no such succession had taken place. If Connetics fails to obtain such assumption and agreement before the effectiveness of any such succession that failure shall be a breach of this Agreement and shall entitle Consultant to compensation from Connetics, upon termination of engagement, in the same amount and on the same terms as Consultant would be entitled to under this Agreement if Consultant were to terminate engagement for Good Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date.
          (b) This Agreement shall inure to the benefit of and be enforceable by the Consultant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Consultant dies while any amount would still be payable to Consultant under this Agreement (other than amounts which, by their terms, terminate upon the death of Consultant) if Consultant had continued to live, then all such amounts, unless otherwise provided in this Agreement, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Consultant’s estate.
     18. No Duty to Mitigate. Consultant shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Consultant may receive from any other source.

     19. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of laws principles.
     20. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.
     21. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

CONNETICS CORPORATION		CONSULTANT

By:	/s/ Thomas G. Wiggans	/s/ G. Kirk Raab

	Thomas G. Wiggans	G. Kirk Raab
Chief Executive Officer